April 2014 Free Writing Prospectus Registration Statement No. 333-180289 Dated April 1, 2014 Filed Pursuant to Rule 433

Structured Investments

Opportunities in International Equities

Buffered PLUS Based on the Price of the WisdomTree® Japan Hedged Equity Fund due April 16, 2018

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

The Buffered PLUS offered are senior unsecured debt securities of HSBC USA Inc. (“HSBC”), will not pay interest, provide a minimum payment of only 10% of principal at maturity and have the terms described in the accompanying ETF Underlying Supplement, prospectus supplement and prospectus, as supplemented or modified by this free writing prospectus. All references to “Reference Asset” in the prospectus supplement and the ETF Underlying Supplement shall refer to the “underlying shares” herein. At maturity, if the share performance factor (as defined below) is greater than 100%, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying shares, subject to the maximum payment at maturity. However, at maturity, if the share performance factor is less than or equal to 100% and (i) is not less than 90%, then investors will receive the stated principal amount of their investment, or (ii) is less than 90%, then investors will lose 1% for every 1% decline in the share performance factor beyond the specified buffer amount, subject to the minimum payment at maturity. The Buffered PLUS are for investors who seek an equity fund-based return and who are willing to risk their principal and forgo current income and upside above the maximum payment at maturity in exchange for the leverage feature, which applies to a limited range of positive performance of the underlying shares, and the limited protection against loss but only if the share performance factor is not less than 90%. Investors may lose up to 90% of the stated principal amount of the Buffered PLUS. All payments on the Buffered PLUS are subject to the credit risk of HSBC.

INDICATIVE TERMS
Issuer:	HSBC USA Inc. (“HSBC”)
Maturity date*:	April 16, 2018, subject to adjustment as described under “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying ETF Underlying Supplement
Underlying shares:	Shares of the WisdomTree® Japan Hedged Equity Fund (the “index fund”) (Bloomberg symbol: “DXJ”)
Aggregate principal amount:	$
Payment at maturity:

• If the share performance factor is greater than 100%:

$10 + the leveraged upside payment

In no event will the payment at maturity exceed the maximum payment at maturity.

• If the share performance factor is less than or equal to 100% but greater than or equal to 90%:

$10

• If the share performance factor is less than 90%:

($10 x the share performance factor) + $1.00

This amount will be less than the stated principal amount of $10 and will result in a loss of up to 90% of your investment. All payments on the Buffered PLUS are subject to the credit risk of HSBC.

Leveraged upside payment:	$10 x leverage factor x share percent increase
Leverage factor:	150%
Share percent increase:	(final share price – initial share price) / initial share price
Initial share price:	The official closing price of the underlying shares on the pricing date
Final share price:	The official closing price of the underlying shares on the valuation date, subject to adjustment by the calculation agent as described under “Additional Terms of the Notes—Antidilution and Reorganization Adjustments” in the ETF Underlying Supplement.
Official closing price:	The official closing price of the underlying shares on any scheduled trading day as determined by the calculation agent based upon the value displayed on Bloomberg Professional® service page “DXJ UP <Equity>” or any successor page on the Bloomberg Professional® service or any successor service, as applicable.
Buffer amount:	10%
Valuation date*:	April 11, 2018, subject to adjustment as described in “Additional Terms of the Notes—Valuation Dates” in the accompanying ETF Underlying Supplement
Share performance factor:	final share price / initial share price, expressed as a percentage
Maximum payment at maturity:	At least $14.00 per Buffered PLUS (at least 140% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
Minimum payment at maturity:	$1 per Buffered Plus (10% of the stated principal amount), subject to the credit risk of HSBC.
Stated principal amount:	$10 per Buffered PLUS
Issue price:	$10 per Buffered PLUS
Pricing date*:	On or about April 11, 2014
Original issue date*:	On or about April 16, 2014 (3 business days after the pricing date)
Estimated initial value:	The estimated initial value of the Buffered PLUS will be less than the price you pay to purchase the Buffered PLUS. The estimated initial value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Buffered PLUS in the secondary market, if any, at any time. The estimated initial value will be calculated on the pricing date and will be set forth in the pricing supplement to which this free writing prospectus relates. See “Risk Factors — The estimated initial value of the Buffered PLUS, which will be determined by us on the pricing date, will be less than the price to public and may differ from the market value of the Buffered PLUS in the secondary market, if any.”
CUSIP:	40434C105
ISIN:	US40434C1053
Listing:	The Buffered PLUS will not be listed on any securities exchange.
Agent:	HSBC Securities (USA) Inc., an affiliate of HSBC. See “Supplemental plan of distribution (conflicts of interest)”.

Commissions and issue price:	Price to public	Fees and commissions(1)	Proceeds to issuer
Per Buffered PLUS	$10	$0.30	$9.70
Total	$	$	$

(1)	HSBC Securities (USA) Inc., acting as agent for HSBC, will receive a fee of up to $0.30 per $10 stated principal amount and will pay the entire fee to Morgan Stanley Wealth Management as a fixed sales commission of up to $0.30 for each Buffered PLUS they sell. See “Supplemental plan of distribution (conflicts of interest).”

* The pricing date, original issue date and the other dates set forth above are subject to change, and will be set forth in the pricing supplement relating to the Buffered PLUS.

The estimated initial value of the Buffered PLUS on the pricing date is expected to be between $9.20 and $9.70 per Buffered PLUS, which will be less than the price to public. The market value of the Buffered PLUS at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated initial value” above and “Risk Factors” beginning on page 4 of this document for additional information.

Investment in the Buffered PLUS involves certain risks. See “Risk Factors” beginning on page 4 of this free writing prospectus, page S-2 of the accompanying ETF Underlying Supplement and page S-3 of the accompanying prospectus supplement.

Neither the U.S. Securities and Exchange Commission, or SEC, nor any state securities commission has approved or disapproved the Buffered PLUS, or determined that this free writing prospectus or the accompanying ETF Underlying Supplement, prospectus supplement or prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

HSBC has filed a registration statement (including a prospectus, a prospectus supplement and ETF Underlying Supplement) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus, prospectus supplement, and ETF Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and ETF Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You should read this document together with the related ETF Underlying Supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

The ETF Underlying Supplement dated March 22, 2012 at: http://www.sec.gov/Archives/edgar/data/83246/000114420412016689/v306692_424b2.htm

The prospectus supplement dated March 22, 2012 at: http://www.sec.gov/Archives/edgar/data/83246/000104746912003151/a2208335z424b2.htm

The prospectus dated March 22, 2012 at: http://www.sec.gov/Archives/edgar/data/83246/000104746912003148/a2208395z424b2.htm

The Buffered PLUS are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction, and involve investment risks including possible loss of the stated principal amount invested due to the credit risk of HSBC.

Buffered PLUS Based on the Price of the WisdomTree® Japan Hedged Equity Fund due April 16, 2018

Buffered Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Investment Summary

Buffered Performance Leveraged Upside Securities

Principal at Risk Securities

The Buffered PLUS Based on the Price of the WisdomTree® Japan Hedged Equity Fund due April 16, 2018 (the “Buffered PLUS”) can be used:

▪	As an alternative to direct exposure to the underlying shares that enhances returns for a certain range of positive performance of the underlying shares, subject to the maximum payment at maturity
▪	To enhance positive returns and potentially outperform the underlying shares in a moderately bullish scenario
▪	To achieve similar levels of upside exposure to the underlying shares as a direct investment, subject to the maximum payment at maturity, while using fewer dollars by taking advantage of the leverage factor
▪	To obtain a buffer against a specified level of negative performance in the underlying shares

Index fund:	WisdomTree® Japan Hedged Equity Fund. (Please see the section “Information About the WisdomTree® Japan Hedged Equity Fund” for additional information about the index fund.)
Underlying index:	The WisdomTree® Japan Hedged Equity Index, an index that provides exposure to the Japanese equity markets, while seeking to minimize exposure to fluctuations of the Japanese yen/U.S. dollar exchange rate.
Maturity:	Approximately four years
Leverage factor:	150%
Maximum payment at maturity:	At least $14.00 per Buffered PLUS (at least 140% of the stated principal amount) (to be determined on the pricing date)
Buffer amount:	10%
Minimum payment at maturity:	$1 per Buffered PLUS (10% of the stated principal amount), subject to the credit risk of HSBC. Investors may lose up to 90% of the stated principal amount of the Buffered PLUS.
Coupon:	None

Key Investment Rationale

The Buffered PLUS offer 150% leveraged upside on the positive performance of the underlying shares, subject to a maximum payment at maturity of at least $14.00 per Buffered PLUS (at least 140% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date. However, if the share performance factor is less than 90% as of the valuation date, investors will lose 1% for every 1% that the share performance factor is less than 90%, subject to the minimum payment at maturity. Investors may lose up to 90% of the stated principal amount of the Buffered PLUS. All payments on the Buffered PLUS are subject to the credit risk of HSBC.

Leveraged Upside Performance	The Buffered PLUS offer investors an opportunity to capture enhanced returns for a certain range of positive performance relative to a direct investment in the underlying shares.
Buffer Feature	At maturity, even if the price of the underlying shares has declined over the term of the Buffered PLUS, you will receive your stated principal amount, but only if the price of the underlying shares has declined by no more than the buffer amount from the initial share price.
Upside Scenario	The share performance factor is greater than 100% and, at maturity for each Buffered PLUS, we will pay the stated principal amount of $10 plus 150% of the share percent increase, subject to a maximum payment at maturity of at least $14.00 per Buffered PLUS (at least 140% of the stated principal amount).
Par Scenario	The share performance factor is less than 100% but greater than or equal to 90%, and, at maturity for each Buffered PLUS, we will pay the stated principal amount of $10.
Downside Scenario	The share performance factor is less than 90%, and, at maturity for each Buffered PLUS, you will lose 1% for every 1% that the share performance factor is less than 90%, subject to the minimum payment at maturity.

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Buffered PLUS Based on the Price of the WisdomTree® Japan Hedged Equity Fund due April 16, 2018

Buffered Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

How the Buffered PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the Buffered PLUS assuming the following terms:

Stated principal amount:	$10 per Buffered PLUS
Leverage factor:	150%
Hypothetical maximum payment at maturity:	$14.00 per Buffered PLUS (140% of the stated principal amount). The actual maximum payment at maturity will be at least $14.00 per Buffered PLUS and will be determined on the pricing date.
Buffer amount:	10%

Buffered PLUS Payoff Diagram

How it works

▪	Upside Scenario: If the share performance factor is greater than 100%, investors would receive the $10 stated principal amount plus 150% of the appreciation of the underlying shares over the term of the Buffered PLUS, subject to a hypothetical maximum payment at maturity of $14.00 per Buffered PLUS. Under the hypothetical terms of the Buffered PLUS, an investor would realize the hypothetical maximum payment at maturity at a final share price of 126.67% of the initial share price.

▪	For example, if the price of the underlying shares appreciates 3%, investors would receive a 4.50% return, or $10.45 per Buffered PLUS.

▪	For example, if the price of the underlying shares appreciates 30%, investors would receive only the hypothetical maximum payment at maturity of $14.00 per Buffered PLUS, or 140% of the stated principal amount.

▪	Par Scenario: If the share performance factor is less than 100% but greater than or equal to 90%, investors would receive the stated principal amount of $10 per Buffered PLUS.

▪	For example, if the price of the underlying shares depreciates 5%, investors would receive the $10 stated principal amount.

▪	Downside Scenario: If the share performance factor is less than 90%, the payment at maturity would be less than the stated principal amount of $10 by an amount that is proportionate to the percentage decrease in the share performance factor beyond the buffer amount. The minimum payment at maturity is $1 per Buffered Plus, subject to the credit risk of HSBC.

▪	For example, if the price of the underlying shares depreciates 30%, investors would lose 20% of their principal and receive only $8 per Buffered PLUS at maturity, or 80% of the stated principal amount.

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Buffered PLUS Based on the Price of the WisdomTree® Japan Hedged Equity Fund due April 16, 2018

Buffered Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Risk Factors

We urge you to read the section “Risk Factors” on page S-2 of the accompanying ETF Underlying Supplement and page S-3 of the accompanying prospectus supplement. Investing in the Buffered PLUS is not equivalent to investing directly in the underlying shares or in any of the stocks held by the index fund. You should understand the risks of investing in the Buffered PLUS and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the Buffered PLUS in light of your particular financial circumstances and the information set forth in this free writing prospectus and the accompanying ETF Underlying Supplement, prospectus supplement and prospectus.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and ETF Underlying Supplement, including the explanation of risks relating to the Buffered PLUS described in the following sections:

“— Risks relating to all note issuances” in the prospectus supplement;

“— General risks related to index funds” in the ETF Underlying Supplement;

“—Securities prices generally are subject to political, economic, financial, and social factors that apply to the markets in which they trade and, to a lesser extent, foreign markets” in the ETF Underlying Supplement; and

“—Time differences between the domestic and foreign markets and New York City may create discrepancies in the trading level or price of the notes” in the ETF Underlying Supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

▪	Buffered PLUS do not pay interest and provide a minimum payment at maturity of only 10% of your principal. The terms of the Buffered PLUS differ from those of ordinary debt securities in that the Buffered PLUS do not pay interest, and will provide for the return of only 10% of the principal amount at maturity. If the share performance factor is less than 90%, you will receive for each Buffered PLUS that you hold a payment at maturity that is less than the stated principal amount by an amount proportionate to the decline in the share performance factor beyond the buffer amount, subject to the credit risk of HSBC. You may lose up to 90% of the stated principal amount of the Buffered PLUS.

▪	The appreciation potential of the Buffered PLUS is limited by the maximum payment at maturity. The appreciation potential of the Buffered PLUS is limited by the maximum payment at maturity of at least $14.00 per Buffered PLUS (at least 140% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date. Although the leverage factor provides 150% exposure to any amount by which the final share price is greater than the initial share price, because the payment at maturity will be limited to 140% of the stated principal amount for the Buffered PLUS (assuming a maximum payment at maturity of $14.00), any increase in the final share price over the initial share price by more than 26.67% of the initial share price will not further increase the return on the Buffered PLUS.

▪	Credit risk of HSBC USA Inc. The Buffered PLUS are senior unsecured debt obligations of the issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Buffered PLUS will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Buffered PLUS depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Buffered PLUS and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Buffered PLUS.

▪	The market price will be influenced by many unpredictable factors. Several factors will influence the value of the Buffered PLUS in the secondary market and the price at which HSBC Securities (USA) Inc. may be willing to purchase or sell the Buffered PLUS in the secondary market, including: the trading price, volatility and dividend yield, as applicable, of the underlying shares and the securities held by the index fund, interest and yield rates, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events and any actual or anticipated changes in our credit ratings or credit spreads. The price of the underlying shares may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “Information about the WisdomTree® Japan Hedged Equity Fund” below. You may receive less, and possibly significantly less, than the stated principal amount per Buffered PLUS if you try to sell your Buffered PLUS prior to maturity.

▪	Investing in the Buffered PLUS is not equivalent to investing in the underlying shares. Investing in the Buffered PLUS is not equivalent to investing in the underlying shares. Investors in the Buffered PLUS will not have

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Buffered Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying shares.

▪	Adjustments to the underlying shares or the underlying index could adversely affect the value of the Buffered PLUS. WisdomTree® Japan Hedged Equity Index (the “underlying index”) is the underlying index of the index fund. The investment advisor to the index fund, WisdomTree Asset Management, Inc. (the “investment advisor”), seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the underlying index. Under its investment strategy or otherwise, the investment advisor may add, delete or substitute the stocks held by the index fund. In addition, the publisher of the underlying index may add, delete or substitute the stocks constituting the underlying index or make other methodological changes that could change the level of the underlying index. Further, the publisher of the underlying index may discontinue or suspend calculation or publication of the underlying index at any time. Any such actions could affect the value of and the return on the Buffered PLUS.

▪	The estimated initial value of the Buffered PLUS, which will be determined by us on the pricing date, will be less than the price to public and may differ from the market value of the Buffered PLUS in the secondary market, if any. The estimated initial value of the Buffered PLUS will be calculated by us on the pricing date and will be less than the price to public. The estimated initial value will reflect our internal funding rate, which is the borrowing rate we use to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Buffered PLUS. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the estimated initial value of the Buffered PLUS may be lower if it were based on the levels at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Buffered PLUS to be more favorable to you. We will determine the value of the embedded derivatives in the Buffered PLUS by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Buffered PLUS that are different from our estimated initial value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The estimated initial value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Buffered PLUS in the secondary market (if any exists) at any time.

▪	The price of your Buffered PLUS in the secondary market, if any, immediately after the pricing date will be less than the price to public. The price to public takes into account certain costs. These costs include the underwriting discount, our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Buffered PLUS and the costs associated with structuring and hedging our obligations under the Buffered PLUS. These costs, except for the underwriting discount, will be used or retained by us or one of our affiliates. If you were to sell your Buffered PLUS in the secondary market, if any, the price you would receive for your Buffered PLUS may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Buffered PLUS in the secondary market, if any, at any time after issuance will vary based on many factors, including the price of the underlying shares and changes in market conditions, and cannot be predicted with accuracy. The Buffered PLUS are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Buffered PLUS to maturity. Any sale of the Buffered PLUS prior to maturity could result in a loss to you.

▪	If HSBC Securities (USA) Inc. were to repurchase your Buffered PLUS immediately after the original issue date, the price you receive may be higher than the estimated initial value of the Buffered PLUS. Assuming that all relevant factors remain constant after the original issue date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the Buffered PLUS in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed the estimated initial value on the pricing date for a temporary period expected to be approximately nine months after the original issue date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Buffered PLUS and other costs in connection with the Buffered PLUS that we will no longer expect to incur over the term of the Buffered PLUS. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the Buffered PLUS and any agreement we may have with the distributors of the Buffered PLUS. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at

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Buffered Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

any time or revise the duration of the reimbursement period after the original issue date of the Buffered PLUS based on changes in market conditions and other factors that cannot be predicted.

▪	The amount payable on the Buffered PLUS is not linked to the price of the underlying shares at any time other than the valuation date. The final share price will be based on the official closing price of the underlying shares on the valuation date, subject to postponement for non-trading days and certain market disruption events. Even if the price of the underlying shares appreciates prior to the valuation date but then decreases by the valuation date, the payment at maturity may be less, and may be significantly less, than it would have been had the payment at maturity been linked to the price of the underlying shares prior to that decrease. Although the actual price of the underlying shares on the stated maturity date or at other times during the term of the Buffered PLUS may be higher than the final share price, the payment at maturity will be based solely on the official closing price of the underlying shares on the valuation date.

▪	The Buffered PLUS are subject to risks associated with Japanese equity securities. The underlying shares tracks the prices of Japanese equity securities. Investments in securities linked to the value of Japanese equity securities involve risks associated with the securities markets in Japan, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in Japan. Also, there is generally less publicly available information about Japanese companies than about U.S. companies that are subject to the reporting requirements of the Securities and Exchange Commission, and Japanese companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities issued in Japanese markets may be affected by political, economic, financial and social factors in Japan, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

▪	The value of the Buffered PLUS may decrease due to changes in the U.S. dollar/Japanese yen exchange rate. Although the equity securities that are held by the index fund are traded in Japanese yen, and your Buffered PLUS are denominated in U.S. dollars, the amount payable on your Buffered PLUS at maturity, if any, will not be adjusted for changes in the exchange rate between the U.S. dollar and the Japanese yen. Changes in the exchange rate, however, may also reflect changes in the Japanese economy that in turn may affect the price of the underlying shares, and therefore your Buffered PLUS. The amount we pay in respect of your Buffered PLUS on the maturity date, if any, will be determined solely in accordance with the procedures described in this free writing prospectus.

In addition, and as described in more detail in the section “Information About the WisdomTree® Japan Hedged Equity Fund,” the index fund intends to hedge against fluctuations in the relative value of the Japanese yen against the U.S. dollar by entering into forward currency contracts or currency futures contracts that are designed to offset the index fund’s exposure to the Japanese yen. If the U.S. dollar strengthens against the Japanese yen, the price of the underlying shares will be adversely affected if the hedging strategy does not fully offset the effect of the U.S. dollar strengthening against the Japanese yen, and, in such a scenario, the value of the Buffered PLUS may be reduced.

▪	The Buffered PLUS are subject to currency hedge risk. The underlying index provides exposure to Japanese equity markets, and also seeks to minimize exposure to fluctuations of the exchange rate between the Japanese yen and the U.S. dollar. The index fund seeks investment results that closely correspond to the price and yield performance, before fees and expenses, of the underlying index. In order to track the underlying index, the index fund intends to enter into forward currency contracts or currency futures contracts that ware designed to reflect the underlying index’s attempt to minimize the effect of fluctuations of the currency exchange rate between the Japanese yen and the U.S. dollar. While the index fund and the underlying index are designed and intended to have higher returns when the U.S. dollar strengthens relative to the Japanese yen as compared to a similar unhedged investment, various factors relating to trading in international currencies may prevent the index fund and the underlying index from fully reducing exposure to the risk of the U.S. dollar strengthening relative to the Japanese yen, which may adversely impact the value of the Buffered PLUS. The index fund and the underlying index are also designed and intended to have lower returns when the U.S. dollar is weakening relative to the Japanese yen. As a result, the weakening of the U.S. dollar relative to the Japanese yen will likely have less of a positive impact on the value of the Buffered PLUS (as compared to returns of a similar unhedged investment).

▪	The Buffered PLUS will not be listed on any securities exchange and secondary trading may be limited. The Buffered PLUS will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Buffered PLUS. HSBC Securities (USA) Inc. may, but is not obligated to, make a market in the Buffered PLUS. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Buffered PLUS easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Buffered PLUS, the price at which you may be able to trade your Buffered PLUS is likely to

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Buffered Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to transact. If, at any time, HSBC Securities (USA) Inc. were to cease making a market in the Buffered PLUS, it is likely that there would be no secondary market for the Buffered PLUS. Accordingly, you should be willing to hold your Buffered PLUS to maturity.

▪	The calculation agent, which is HSBC or one of its affiliates, will make determinations with respect to the Buffered PLUS. As calculation agent, HSBC or one of its affiliates will determine the initial share price and the final share price, and will calculate the amount of cash you will receive at maturity. Determinations made by HSBC or one of its affiliates in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the anti-dilution and reorganization adjustments to the underlying shares, may adversely affect the payout to you at maturity. Although the calculation agent will make all determinations and take all action in relation to the Buffered PLUS in good faith, it should be noted that such discretion could have an impact (positive or negative) on the value of your Buffered PLUS. The calculation agent is under no obligation to consider your interests as a holder of the Buffered PLUS in taking any actions, including the determination of the initial share price, that might affect the value of your Buffered PLUS.

▪	Hedging and trading activity by our affiliates could potentially adversely affect the value of the Buffered PLUS. One or more of our affiliates expect to carry out hedging activities related to the Buffered PLUS (and possibly to other instruments linked to the underlying shares or its component stocks), including trading in the underlying shares or stocks held by the index fund as well as in other instruments related to the underlying shares. Some of our affiliates also trade the underlying shares or stocks held by the index fund and other financial instruments related to the underlying shares on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial share price and, therefore, could increase the price at which the underlying shares must close so that an investor does not suffer a loss on the investor’s initial investment in the Buffered PLUS. Additionally, such hedging or trading activities during the term of the Buffered PLUS, including on the valuation date, could adversely affect the price of the underlying shares on the valuation date and, accordingly, the amount of cash an investor will receive at maturity.

▪	The Buffered PLUS are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction. The Buffered PLUS are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Buffered PLUS is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full payment at maturity of the Buffered PLUS.

▪	The U.S. federal income tax consequences of an investment in the Buffered PLUS are uncertain. For a discussion of certain of the U.S. federal income tax consequences of your investment in a Buffered PLUS, please see the discussion under “Tax considerations” herein, and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

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Buffered Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Information About the WisdomTree® Japan Hedged Equity Fund

We have derived all information contained in this free writing prospectus regarding the index fund, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. This information reflects the policies of, and is subject to change by, the WisdomTree Trust (“WTT”). We have not independently verified the accuracy or completeness of the information derived from these public sources. The index fund is an investment portfolio maintained and managed by WTT. Wisdom Tree Asset Management, Inc. (“WTAM”) is currently the investment adviser to the index fund, and Mellon Capital Management Corporation is the sub-adviser to the index fund. The underlying shares trade on the NYSE Arca, Inc. under the ticker symbol “DXJ.”

WTT is a registered investment company that consists of numerous separate investment portfolios, including the index fund. Information provided to or filed with the SEC by WTT under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-132380 and 811-21864, respectively, through the SEC’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We have not participated in the preparation of, or verified, such publicly available information. None of the forgoing documents or filings are incorporated by reference in, and should not be considered part of, this free writing prospectus.

Investment Strategy

The index fund seeks investment results that closely correspond to the price and yield performance, before fees and expenses, of the WisdomTree® Japan Hedged Equity Index. The underlying index seeks to provide returns based on the performance of Japanese equity securities, while mitigating or “hedging” against fluctuations between the value of the Japanese yen and the U.S. dollar. As of March 25, 2014, the index fund’s holdings represented the following principal sectors: Industrials, Consumer Discretionary, Information Technology, Health Care, Consumer Staples, Materials, and Financials.

The index fund employs a “passive management” – or indexing – investment approach designed to track the performance of the underlying index, as described below. The index fund generally uses a “representative sampling” strategy to achieve its investment objective, meaning it generally will invest in a sample of securities in the underlying index whose risk, return and other characteristics closely resemble the risk, return and other characteristics of the underlying index as a whole. Under normal circumstances, at least 95% of the index fund’s total assets (exclusive of collateral held from securities lending) will be invested in component securities of the underlying index and investments that have economic characteristics that are substantially identical to the economic characteristics of such component securities. The index fund also may invest its assets in cash and cash equivalents, as well as in shares of other investment companies, forward contracts, futures contracts, options on futures contracts, options and swaps.

To the extent the underlying index concentrates (i.e., holds 25% or more of its total assets in the securities of a particular industry or group of industries), the index fund will seek to concentrate its investments to approximately the same extent as the underlying index.

Hedging of Currency Risk

The index fund intends to enter into forward currency contracts or futures contracts designed to offset the index fund’s exposure to the Japanese yen. A forward currency contract is a contract between two parties to buy or sell a specific currency in the future at an agreed upon exchange rate. A foreign currency futures contract is a contract involving an obligation to deliver or acquire the specified amount of a specific currency, at a specified price and at a specified future time. The amount of forward contracts and futures contracts in the index fund is based on the aggregate exposure of the index fund and the underlying index to the Japanese yen. While this approach is designed to minimize the impact of currency fluctuations on the index fund’s returns, it does not necessarily eliminate the index fund’s exposure to the yen. The return of the forward currency contracts and currency futures contracts may not perfectly offset the actual fluctuations between the yen and the U.S. dollar.

The Underlying Index

The underlying index is a designed to measure the performance of the dividend-paying segment of the Japan stock market, while minimizing exposure to the Japanese yen fluctuations relative to the U.S. dollar. The underlying index consists of dividend-paying companies incorporated in Japan and traded on the Tokyo Stock Exchange that derive less than 80% of their revenue from sources in Japan. Constituent securities are weighted based on dividends paid over the prior annual cycle. The underlying index tracks the performance of the WisdomTree® Japan Dividend Index (the “WT Japan Dividend Index”) absent the effect of the fluctuation of the Japanese Yen against the U.S. dollar. The underlying index is calculated in U.S. dollars and published daily on Bloomberg under the ticker symbol “WTIDJH <Index>.” The underlying index was established with a base value of 100 on February 1, 2010.

WTI, as index provider, currently uses Standard & Poor’s Global Industry Classification Standards (“S&P GICS”) to define companies in each sector. The following sectors are currently included in the underlying index: consumer discretionary,

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consumer staples, energy, financials, health care, industrials, information technology, materials, telecommunication services, and utilities.

Objectives and Guiding Principles of the Underlying Index

The selection and weighting methodology of the underlying index are identical to those of the WT Japan Dividend Index, as described below. The underlying index is designed to remove from index performance the impact of changes to the value of the Japanese yen relative to the U.S. dollar. In this sense, the underlying index attempts to “hedge” against fluctuations in the relative value the Japanese yen against the U.S. dollar. The underlying index is designed to have higher returns than the WT Japan Dividend Index when the yen is weakening relative to the U.S. dollar. Conversely, the underlying index is designed to have lower returns than the WT Japan Dividend Index when the yen is rising relative to the U.S. dollar.

Calculation of the Underlying Index

The underlying index hedges the currency effects of the WT Japan Dividend index and is calculated as follows:

Where:

•	Forward Rate = WM/Reuters one-month forward rate in Japanese yen per U.S. dollar (as published by the WM Company to reflect the spot rate in Japanese yen per U.S. dollar one month in the future);

•	Spot Rate = spot rate in Japanese yen per U.S. dollar;

•	m=month, d= 1, 2, 3,... D calendar days (i.e., md is day d for month m and m0 is the last day of month m-1). D=Total number days in month.

Membership Criteria

The underlying index consists only of companies that:

•	meet the minimum liquidity requirements established by WTI, including the requirement that shares of such component companies must have traded at least 250,000 shares per month for each of the six months preceding the annual screening date;

•	are incorporated in Japan;

•	list their shares on the Tokyo Stock Exchange;

•	have paid at least $5 million in cash dividends on common stock shares in the annual cycle prior to the annual reconstitution;

•	have a market capitalization of at least $100 million on the annual screening date; and

•	have an average daily dollar volume of at least $100,000 for three months preceding the annual screening date.

Common stocks, REITs, tracking stocks, and holding companies are eligible for inclusion. ADRs, GDRs and EDRs, limited partnerships, royalty trusts, passive foreign investment companies, preferred stocks, closed-end funds, exchange-traded funds, and derivative securities such as warrants and rights are not eligible.

Weighting of the Underlying Index

The underlying index is a modified capitalization-weighted index that employs a weighting formula designed to reflect the effect that dividends play in the total return of the underlying index. The initial weight of an index component at the annual reconstitution, the “Cash Dividend Factor,” is derived by multiplying the U.S. dollar value of the company’s annual dividend per share by the number of common shares outstanding for that company. The Cash Dividend Factor is calculated for every index component and then summed. Each component’s weight is equal to its Cash Dividend Factor divided by the sum of all Cash Dividend Factors for all the components in the WT Japan Dividend Index, and is set immediately after the close of trading on the third Wednesday of June. New component weights take effect before the opening of trading on the first Monday following the third Friday of June (the “International Reconstitution Date”). Special dividends are not included in the weights computation.

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The WT Japan Dividend Index is modified, and all other components in the WT Japan Dividend Index are rebalanced at the close of the current calendar quarter should the following occur:

•	if any company achieves a weighting equal to or greater than 24.0% of the WT Japan Dividend Index, its weighting will be reduced to 20.0%; or

•	if the “collective weight” of index components whose individual current weights equal or exceed 5.0% of the WT Japan Dividend Index, when added together, equal or exceed 50.0% of the WT Japan Dividend Index, the weightings of those component securities will be reduced so that their collective weight equals 40.0% of the WT Japan Dividend Index.

Further iterations of the adjustments may occur until no company or group of companies violate the rules described above.

If any sector achieves a weight equal to or greater than 25% of the WT Japan Dividend Index, the weights of companies will be proportionally reduced to 25% as of the annual screening date. In response to market conditions, sector weights may fluctuate above 25% between annual screening dates.

Calculation of the WT Japan Dividend Index

The WT Japan Dividend index is calculated as follows:

Si{SiPi Ei}

Div

Where:

•	Si = Number of shares in the index for security i;

•	Pi = Price of security i;

•	Ei = U.S. dollars per Japanese yen; if the security price is in U.S. dollars, Ei = 1; and

•	Div = Divisor.

Dividend Treatment

The underlying index is calculated to capture price appreciation and total return, which assumes dividends are reinvested in the index securities. Where information is available about both gross and net dividends, the underlying index assumes reinvestment of net dividends. Normal dividend payments are reinvested and accounted for in the underlying index, while special dividends that are not reinvested in the index require index divisor adjustments to prevent the distribution from distorting the price index.

Multiple Share Classes

In the event that a component company issues multiple classes of shares of common stock, each class of shares will be included in the WT Japan Dividend Index, provided that dividends are paid on those shares. Conversion of a share class into another share class results in the deletion of the share class being phased out and an increase in shares of the surviving share class, provided that the surviving share class is in the WT Japan Dividend Index.

Index Maintenance

Index maintenance includes monitoring and implementing the adjustments for company deletions, stock splits, stock dividends, spins-offs, or other corporate actions. Some corporate actions, such as stock splits, stock dividends, and rights offerings require changes in the WT Japan Dividend Index shares and the stock prices of the component companies in the WT Japan Dividend Index. Some corporate actions, such as stock issuances, stock buybacks, warrant issuances, increases or decreases in dividend per share between reconstitutions, do not require changes in the WT Japan Dividend Index shares or the stock prices of the component companies in the index. Other corporate actions, such as special dividends and entitlements, may require index divisor adjustments. Any corporate action, whether it requires divisor adjustments or not, will be implemented after the close of trading on the day prior to the ex-date of such corporate actions. Whenever possible, changes to the WT Japan Dividend Index’s components, such as deletions as a result of corporate actions, will be announced at least two business days prior to their implementation date.

Component Changes

•	Additions. Additions will be made at the annual reconstitution according to the inclusion criteria defined above. Changes are implemented before the opening of trading the International Reconstitution Date. No additions are made between annual reconstitutions.

•	Deletions. Shares of the following companies will deleted from the WT Japan Dividend Index and the weights of the remaining components are adjusted proportionately to reflect the change in the composition of the WT Japan Dividend Index if:

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o	a component company is re-incorporated outside Japan;

o	a component company cancels its dividend payments;

o	a component company files for bankruptcy; or

o	a component company is de-listed or acquired by a company outside of the underlying index.

Companies being acquired will be deleted from the underlying index immediately before the effective date of the acquisition or upon notice of a suspension of trading in the stock of the company that is being acquired. If a component company is acquired by another company in the WT Japan Dividend Index for stock, the acquiring company’s shares and weight in the underlying index are adjusted to reflect the transaction after the close of trading on the day prior to the execution date.

Component companies that reclassify their shares (i.e., that convert multiple share classes into a single share class) remain in the WT Japan Dividend Index, although index shares are adjusted to reflect the reclassification.

Spin-Offs and Initial Public Offerings

If a company is spun-off from an existing component company and pays a regular cash dividend, it is not allowed into the underlying index until the next annual reconstitution, provided it meets all other inclusion requirements described above. If the spin-off shares of publicly traded companies are included with their parent company in the WT Japan Dividend Index, the weights of the parent company and remaining components are adjusted proportionately to reflect the change in the composition. Companies that affect an initial public offering and that pay regular cash dividends and that meet all other index inclusion requirements must wait until the next annual reconstitution to be included in the WT Japan Dividend Index.

Index Divisor Adjustments

Changes in the WT Japan Dividend Index market capitalization due to changes in composition, weighting or corporate actions result in a divisor change to maintain the WT Japan Dividend Index’s continuity. By adjusting the divisor, the WT Japan Dividend Index value retains its continuity before and after the event. Corporate actions that require divisor adjustments will be implemented prior to the opening of trading on the effective date. In certain instances where information is incomplete, or the completion of an event is announced too late to be implemented prior to the ex-date, the implementation will occur as of the close of the following day or as soon as practicable thereafter. For corporate actions not described above, or combinations of different types of corporate events and other exceptional cases, WTI reserves the right to determine the appropriate implementation method.

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Historical Information

Information as of market close on March 26, 2014:

Bloomberg Ticker Symbol:	DXJ
Current Share Closing Price:	$45.60	52 Week High (on 5/21/2013):	$52.26
52 Weeks Ago:	$42.53	52 Week Low (on 4/3/2013):	$40.32

The following graph sets forth the historical performance of the underlying shares based on the daily historical official closing prices from January 1, 2008 through March 26, 2014. The official closing price for the underlying shares on March 26, 2014 was $45.60. We obtained the official closing prices below from the Bloomberg Professional® service. We have not independently verified the accuracy or completeness of the information obtained from the Bloomberg Professional® service. The historical prices of the underlying shares should not be taken as an indication of future performance, and no assurance can be given as to the price of the underlying shares on the valuation date.

Historical Performance of the Underlying Shares – Daily Official Closing Prices January 1, 2008 to March 26, 2014

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The following table sets forth the quarterly high, low, and closing prices of the underlying shares for each calendar quarter since the first quarter of 2008. The closing prices listed below were obtained from publicly available information at Bloomberg Financial Markets, rounded to two decimal places. The historical closing prices of underlying shares should not be taken as an indication of future performance.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2008	3/31/2008	$50.29	$44.42	$47.89
4/1/2008	6/30/2008	$52.53	$46.93	$48.49
7/1/2008	9/30/2008	$48.27	$39.88	$41.83
10/1/2008	12/31/2008	$41.63	$30.16	$38.90
1/2/2009	3/31/2009	$38.52	$28.36	$32.38
4/1/2009	6/30/2009	$38.94	$32.60	$37.50
7/1/2009	9/30/2009	$42.61	$36.77	$40.10
10/1/2009	12/31/2009	$40.10	$36.89	$38.85
1/4/2010	3/31/2010	$42.32	$39.19	$41.72
4/1/2010	6/30/2010	$42.53	$35.13	$35.20
7/1/2010	9/30/2010	$36.73	$34.03	$35.58
10/1/2010	12/31/2010	$38.36	$33.95	$37.70
1/3/2011	3/31/2011	$40.71	$32.10	$36.42
4/1/2011	6/30/2011	$36.83	$33.87	$35.69
7/1/2011	9/30/2011	$36.67	$30.88	$32.12
10/3/2011	12/30/2011	$32.86	$30.11	$30.95
1/3/2012	3/30/2012	$36.75	$30.97	$36.45
4/2/2012	6/29/2012	$36.33	$29.71	$32.77
7/2/2012	9/28/2012	$33.06	$29.87	$31.23
10/1/2012	12/31/2012	$36.51	$30.32	$36.43
1/2/2013	3/29/2013	$43.74	$35.99	$42.65
4/1/2013	6/28/2013	$53.28	$40.23	$45.05
7/1/2013	9/30/2013	$48.93	$43.21	$47.34
10/1/2013	12/31/2013	$50.84	$44.74	$50.84
1/2/2014	3/26/2014*	$50.84	$44.66	$45.60

* The information set forth above for the first calendar quarter of 2014 includes data for the period from January 2, 2014 through March 26, 2014. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2014.

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Additional Information About the Buffered PLUS

Please read this information in conjunction with the summary terms on the front cover of this document.

General Information
Listing:	The Buffered PLUS will not be listed on any securities exchange.
CUSIP:	40434C105
ISIN:	US40434C1053
Minimum ticketing size:	$1,000 / 100 Buffered PLUS
Denominations:	$10 per Buffered PLUS and integral multiples thereof
Interest:	None
Tax considerations:

There is no direct legal authority as to the proper tax treatment of each Buffered PLUS, and therefore significant aspects of the tax treatment of each Buffered PLUS is uncertain as to both the timing and character of any inclusion in income in respect of each Buffered PLUS. Under one approach, each Buffered PLUS could be treated as a pre-paid executory contract with respect to the underlying shares. We intend to treat each Buffered PLUS consistent with this approach. Pursuant to the terms of each Buffered PLUS, you agree to treat each Buffered PLUS under this approach for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Morrison & Foerster LLP, it is reasonable to treat each Buffered PLUS as a pre-paid executory contract with respect to the underlying shares. Pursuant to this approach and subject to the discussion below regarding “constructive ownership transactions,” we do not intend to report any income or gain with respect to each Buffered PLUS prior to maturity or an earlier sale or exchange, and we intend to treat any gain or loss upon maturity or an earlier sale or exchange as long-term capital gain or loss, provided that you have held the Buffered PLUS for more than one year at such time for U.S. federal income tax purposes.

Despite the foregoing, U.S. holders (as defined under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement) should be aware that the Internal Revenue Code of 1986, as amended (the “Code”), contains a provision, Section 1260 of the Code, which sets forth rules which are applicable to what it refers to as “constructive ownership transactions.” Due to the manner in which it is drafted, the precise applicability of Section 1260 of the Code to any particular transaction is often uncertain. In general, a “constructive ownership transaction” includes a contract under which an investor will receive payment equal to or credit for the future value of any equity interest in a regulated investment company (such as the underlying shares). Under the “constructive ownership” rules, if an investment in the Buffered PLUS is treated as a “constructive ownership transaction,” any long-term capital gain recognized by a U.S. holder in respect of a Buffered PLUS will be recharacterized as ordinary income to the extent such gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Code) of the U.S. holder determined as if the U.S. holder had acquired the underlying shares on the original issue date of the Buffered PLUS at fair market value and sold them at fair market value on the Maturity Date (if the Buffered PLUS was held until the Maturity Date) or on the date of sale or exchange of the Buffered PLUS (if the Buffered PLUS was sold or exchanged prior to the Maturity Date) (the “Excess Gain”). In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. holder in taxable years prior to the taxable year of the sale, exchange or maturity of the Buffered PLUS (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of sale, exchange or maturity of the Buffered PLUS).

Although the matter is not clear, there exists a risk that an investment in the Buffered PLUS will be treated as a “constructive ownership transaction.” If such treatment applies, it is not entirely clear to what extent any long-term capital gain recognized by a U.S. holder in respect of a Buffered PLUS will be recharacterized as ordinary income. It is possible, for example, that the amount of the Excess Gain (if any) that would be recharacterized as ordinary income in respect of the Buffered PLUS will equal the excess of (i) any long-term capital gain recognized by the U.S. holder in respect of the Buffered PLUS over (ii) the “net underlying long-term capital gain” such U.S. holder would have had if such U.S. holder had acquired a number of the underlying shares at fair market value on the original issue date of the Buffered PLUS for an amount equal to the “issue price” of the Buffered PLUS and, upon the date of sale, exchange or maturity of the Buffered PLUS, sold such underlying shares at fair market value (which would reflect the percentage increase in the value of the underlying shares over the term of the Buffered PLUS). Accordingly, U.S. holders should consult their tax advisors regarding the potential application of the “constructive ownership” rules.

In Notice 2008-2, the Internal Revenue Service and the Treasury Department requested comments as to whether the purchaser of certain securities (which may include the Buffered PLUS) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a security or contract should be ordinary or capital and whether foreign holders should be subject to withholding tax on any deemed income accrual. Accordingly, it is possible that regulations or

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other guidance could provide that a U.S. holder of a Buffered PLUS is required to accrue income in respect of the Buffered PLUS prior to the receipt of payments under the Buffered PLUS or its earlier sale or exchange. Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of a Buffered PLUS as ordinary income (including gain on a sale or exchange). Finally, it is possible that a non-U.S. holder (as defined under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement) of the Buffered PLUS could be subject to U.S. withholding tax in respect of a Buffered PLUS. It is unclear whether any regulations or other guidance would apply to the Buffered PLUS (possibly on a retroactive basis). Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the U.S. federal income tax treatment of the Buffered PLUS.

We will not attempt to ascertain whether the index fund or any of the entities whose stock is included in the index fund would be treated as a passive foreign investment company (a “PFIC”) or United States real property holding corporation (a “USRPHC”), both as defined for U.S. federal income tax purposes. If the index fund or one or more of the entities whose stock is included in the index fund were so treated, certain adverse U.S. federal income tax consequences might apply to a U.S. holder or non-U.S. holder, as the case may be. You should refer to information filed with the SEC and other authorities by the index fund and the entities whose stock is included in the index fund and consult your tax advisor regarding the possible consequences to you if the index fund or one or more of the entities whose stock is included in the index fund is or becomes a PFIC or a USRPHC.

Withholding and reporting requirements under the legislation enacted on March 18, 2010 (as discussed beginning on page S-48 of the prospectus supplement) will generally apply to payments made after June 30, 2014. However, this withholding tax will not be imposed on payments pursuant to obligations outstanding on July 1, 2014. Additionally, withholding due to any payment being treated as a “dividend equivalent” (as discussed beginning on page S-47 of the prospectus supplement) will begin no earlier than January 1, 2016. However, the Treasury Department and Internal Revenue Service have announced that they intend to limit this withholding to equity-linked instruments issued on or after the date that is 90 days after the date of publication in the U.S. Federal Register of final regulations addressing dividend equivalent withholding. Holders are urged to consult with their own tax advisors regarding the possible implications of this legislation on their investment in the Buffered PLUS.

For a further discussion of U.S. federal income tax consequences related to each Buffered PLUS, see the section “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

Calculation agent:	HSBC USA Inc., or one of its affiliates.
Supplemental plan of distribution (conflicts of interest):

Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc., an affiliate of HSBC, will purchase the Buffered PLUS from HSBC for distribution to Morgan Stanley Wealth Management. HSBC Securities (USA) Inc. will act as agent for the Buffered PLUS and will receive a fee of up to $0.30 per $10 stated principal amount and will pay the entire fee to Morgan Stanley Wealth Management as a fixed sales commission of up to $0.30 for each Buffered PLUS they sell.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions after the initial sale of the Buffered PLUS, but is under no obligation to do so and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-49 in the prospectus supplement.

Events of default and acceleration:

If the Buffered PLUS have become immediately due and payable following an event of default (as defined in the accompanying prospectus) with respect to the Buffered PLUS, the calculation agent will determine the accelerated payment at maturity due and payable in the same general manner as described in “payment at maturity” in this free writing prospectus. In such a case, the third scheduled trading day for the underlying shares immediately preceding the date of acceleration will be used as the valuation date for purposes of determining the accelerated final share price. If a market disruption event exists on that scheduled trading day, then the accelerated valuation date will be postponed for up to five scheduled trading days (in the same general manner used for postponing the originally scheduled valuation date). The accelerated maturity date will be the fifth business day following such accelerated postponed valuation date.

For more information, see “Description of Debt Securities — Events of Default” in the accompanying prospectus.

Business day:	A “business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in the City of New York.
Payment when offices or settlement systems are closed:	If any payment is due on the Buffered PLUS on a day that would otherwise be a “business day” but is a day on which the office of a paying agent or a settlement system is closed, we will make the payment on the next business day when that paying agent or system is open. Any such payment will be deemed to have been made on the original due date, and no additional payment will be made on account of the delay.
Where you can find more	This free writing prospectus relates to an offering of the Buffered PLUS linked to the underlying shares

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information:

identified on the cover page. The purchaser of a Buffered PLUS will acquire a senior unsecured debt security of HSBC USA Inc. We reserve the right to withdraw, cancel or modify any offering and to reject orders in whole or in part. Although the offering of Buffered PLUS relates to the underlying shares identified on the cover page, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the underlying shares or any component security included in the underlying shares or as to the suitability of an investment in the Buffered PLUS.

HSBC has filed a registration statement (including a prospectus, a prospectus supplement and ETF Underlying Supplement) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus, prospectus supplement and ETF Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and ETF Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You should read this document together with the prospectus dated March 22, 2012, the prospectus supplement dated March 22, 2012 and ETF Underlying Supplement dated March 22, 2012. If the terms of the Buffered PLUS offered hereby are inconsistent with those described in the accompanying prospectus supplement, prospectus, or ETF Underlying Supplement, the terms described in this free writing prospectus shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” herein, on page S-2 of the accompanying ETF Underlying Supplement and page S-3 of the accompanying prospectus supplement, as the Buffered PLUS involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Buffered PLUS. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

You may access these documents on the SEC web site at www.sec.gov as follows:

The ETF Underlying Supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420412016689/v306692_424b2.htm

The prospectus supplement at: http://www.sec.gov/Archives/edgar/data/83246/000104746912003151/a2208335z424b2.htm

The prospectus at: http://www.sec.gov/Archives/edgar/data/83246/000104746912003148/a2208395z424b2.htm

This document provides a summary of the terms and conditions of the Buffered PLUS. We encourage you to read the accompanying ETF Underlying Supplement, prospectus supplement and prospectus for this offering, which can be accessed via the hyperlinks on the front page of this document.

“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are service marks of Morgan Stanley.

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